Exhibit 99.1

FOR IMMEDIATE RELEASE	SYMBOL: LANC
Thursday, August 22, 2013	TRADED: Nasdaq

LANCASTER COLONY REPORTS FISCAL YEAR AND FOURTH QUARTER RESULTS

COLUMBUS, Ohio, Aug. 22 –Lancaster Colony Corporation (Nasdaq: LANC) today reported these highlights for the company’s fiscal year ended June 30, 2013:

•	Net sales increased three percent to $1,166 million versus $1,131 million last year.

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Net income increased 14 percent to $109.2 million or $3.99 per diluted share, compared to the prior-year’s net income of $95.8 million, or $3.51 per diluted share. Pretax income associated with second quarter distributions under the Continued Dumping and Subsidy Offset Act amounted to $0.3 million (approximately one cent per share after taxes) in fiscal 2013 and $2.7 million (approximately six cents per share after taxes) in fiscal 2012.

•	The quarterly cash dividend was increased for the 50th consecutive year. A $5 per share special dividend was also paid this past December.

•	The balance sheet remained strong with no debt outstanding and over $123 million in cash and equivalents.

Fourth Quarter Results

Highlights of the fourth quarter ended June 30, 2013 included the following:

•	Net sales decreased two percent to $269 million versus $274 million in the year ago quarter.

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Specialty Foods net sales totaled $245.2 million, off one percent from the prior-year’s record fourth quarter total, reflecting slightly lower volumes and higher levels of coupon redemption costs. The prior-year’s fourth quarter retail volumes benefited from an unusually strong level of new product introduction not repeated in this year’s fourth quarter. Segment operating income declined seven percent to $38.9 million from $42.0 million a year ago primarily due to increased investments in consumer-driven marketing and promotional costs. In 2012, these costs were more skewed to earlier in the fiscal year. The prior-year’s fourth quarter income also included approximately $1 million in vendor recoveries associated with a fiscal 2010 product recall. The impact of material cost and pricing between quarters was not significant.

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In its seasonally weakest quarter, Glassware and Candles sales of $24.1 million declined six percent from year-ago levels. The segment’s operating income of $0.2 million compared to an operating loss of $0.2 million in 2012. The quarter’s results reflected an improved sales mix, but also a loss on sale of approximately $0.4 million from exiting certain product lines, including glass drinkware, sold into commercial channels.

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Fourth quarter net income totaled $25.5 million, or $.93 per diluted share, versus the year-ago net income of $26.0 million, or $.95 per diluted share. Quarterly income taxes for 2013 included the after-tax benefit of approximately $0.7 million from the release of reserves associated with uncertain tax positions.

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Fiscal 2013 Commentary

Chairman and CEO John B. Gerlach, Jr. said, “While our fourth quarter results reflected challenging comparisons to a strong year-ago quarter, we were pleased with the year’s solid growth in sales and net income. Both of our operating segments achieved full-year improvements in net sales and operating income with recent product introductions helping to push Specialty Foods net sales over the $1 billion mark for the first time. Specialty Foods results also reflected modest improvement in both pricing and material costs.”

Fiscal 2014 Commentary

Mr. Gerlach added, “We are optimistic about fiscal 2014 as driven by anticipated growth in Specialty Foods. This improvement is expected through added volumes from several newer retail and foodservice programs, as well as through further market expansion of certain key product lines. We also foresee the potential for modestly favorable material cost comparisons as we move later into the fiscal year. Glassware and Candles sales and operating income are expected to be challenged by weaker customer demand and lower production levels. We believe our strong and flexible balance sheet supports our future growth potential, including appropriate food-related business investments and acquisitions.”

Conference Call on the Web

The company’s fiscal year and fourth quarter conference call is scheduled for this morning, August 22, at 10:00 a.m. ET. You may access the call through a live webcast by using the link provided on the company’s Internet home page at www.lancastercolony.com. Replays of the webcast will be made available on the company website.

About the Company

Lancaster Colony Corporation is a diversified manufacturer and marketer of consumer products focusing primarily on specialty foods for the retail and foodservice markets.

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Forward-Looking Statements

We desire to take advantage of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995 (the “PSLRA”). This news release contains various “forward-looking statements” within the meaning of the PSLRA and other applicable securities laws. Such statements can be identified by the use of the forward-looking words “anticipate,” “estimate,” “project,” “believe,” “intend,” “plan,” “expect,” “hope” or similar words. These statements discuss future expectations; contain projections regarding future developments, operations or financial conditions; or state other forward-looking information. Such statements are based upon assumptions and assessments made by us in light of our experience and perception of historical trends, current conditions, expected future developments; and other factors we believe to be appropriate. These forward-looking statements involve various important risks, uncertainties and other factors, many of which are beyond our control, which could cause our actual results to differ materially from those expressed in the forward-looking statements. Some of the key factors that could cause actual results to differ materially from those expressed in the forward-looking statements include:

•	the potential for loss of larger programs or key customer relationships;

•	the effect of consolidation of customers within key market channels;

•	the success and cost of new product development efforts;

•	the lack of market acceptance of new products;

•	the reaction of customers or consumers to the effect of price increases we may implement;

•	changes in demand for our products, which may result from loss of brand reputation or customer goodwill;

•	the possible occurrence of product recalls or other defective or mislabeled product costs;

•	price and product competition;

•	fluctuations in the cost and availability of raw materials;

•	adverse changes in energy costs and other factors that may affect costs of producing, distributing or transporting our products;

•	maintenance of competitive position with respect to other manufacturers, including global sources of production;

•	dependence on key personnel;

•	stability of labor relations;

•	dependence on contract copackers and limited or exclusive sources for certain goods;

•	changes in estimates in critical accounting judgments;

•	the outcome of any litigation or arbitration; and

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risks related to other factors described under “Risk Factors” in other reports and statements filed by us with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K and Quarterly Reports on Form 10-Q (available at www.sec.gov).

Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update such forward-looking statements, except as required by law. Management believes these forward-looking statements to be reasonable; however, you should not place undue reliance on such statements that are based on current expectations.

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FOR FURTHER INFORMATION:	John B. Gerlach, Jr., Chairman and CEO, or
John L. Boylan, Vice President, Treasurer and CFO
Lancaster Colony Corporation
Phone: 614/224-7141
—or—
Investor Relations Consultants, Inc.
Phone: 727/781-5577 or E-mail: lanc@mindspring.com

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LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In thousands except per-share amounts)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
Net sales	$269,267	$273,959	$1,165,909	$1,131,359
Cost of sales	208,355	212,939	898,800	891,248

Gross margin	60,912	61,020	267,109	240,111
Selling, general & administrative expenses	24,510	21,909	105,203	96,824

Operating income	36,402	39,111	161,906	143,287
Interest income and other – net	(128)	(30)	77	2,744

Income before income taxes	36,274	39,081	161,983	146,031
Taxes based on income	10,797	13,126	52,734	50,223

Net income	$25,477	$25,955	$109,249	$95,808

Net income per common share:(a)
Basic	$.93	$.95	$4.00	$3.51
Diluted	$.93	$.95	$3.99	$3.51

Cash dividends per common share	$.40	$.36	$6.52	$1.41

Weighted average common shares outstanding:
Basic	27,277	27,222	27,252	27,233
Diluted	27,316	27,254	27,285	27,265

(a)	Based on the weighted average number of shares outstanding during each period.

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LANCASTER COLONY CORPORATION

BUSINESS SEGMENT INFORMATION (Unaudited)

(In thousands)

	Three Months Ended June 30,		Fiscal Year Ended June 30,
	2013	2012	2013	2012
NET SALES
Specialty Foods	$245,190	$248,333	$1,013,803	$988,937
Glassware and Candles	24,077	25,626	152,106	142,422

	$269,267	$273,959	$1,165,909	$1,131,359

OPERATING INCOME (LOSS)
Specialty Foods	$38,920	$41,969	$165,710	$151,479
Glassware and Candles	174	(167)	7,983	2,105
Corporate expenses	(2,692)	(2,691)	(11,787)	(10,297)

	$36,402	$39,111	$161,906	$143,287

LANCASTER COLONY CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(In thousands)

	June 30, 2013	June 30, 2012
ASSETS
Current assets:
Cash and equivalents	$123,386	$191,636
Receivables – net of allowance for doubtful accounts	70,398	73,326
Total inventories	109,151	109,704
Deferred income taxes and other current assets	23,123	17,073

Total current assets	326,058	391,739
Net property, plant and equipment	189,695	184,130
Other assets	104,211	106,766

Total assets	$619,964	$682,635

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$41,890	$40,708
Accrued liabilities	35,287	31,963

Total current liabilities	77,177	72,671
Other noncurrent liabilities and deferred income taxes	41,565	45,697
Shareholders’ equity	501,222	564,267

Total liabilities and shareholders’ equity	$619,964	$682,635

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